EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

Dated:  December 28, 2009

DISCOVERY GROUP I, LLC for itself and as general partner of DISCOVERY EQUITY PARTNERS, L.P.

By:	Michael R. Murphy*
Michael R. Murphy
Managing Member

Daniel J. Donoghue*
Daniel J. Donoghue

Michael R. Murphy*
Michael R. Murphy

*By:	/s/ Mark Buckley
Mark Buckley
Attorney-in-Fact for Daniel J. Donoghue Attorney-in-Fact for Michael R. Murphy